SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549

                         FORM 8-K

                      CURRENT REPORT
         PURSUANT TO SECTION 13 OR 15(d) OF THE
            SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of Earliest Event Reported): July 11, 1997






                    TRANSIT GROUP, INC.
 (Exact name of Registrant as specified in its charter)




   Florida              33-30123-A              58-2576629
(State or other    (Commission File No.)    (IRS Employer
jurisdiction of                              Identification No.)
incorporation or
organization)




                     8923 Western Way
               Jacksonville, Florida 32256
(Address of principal executive offices, including zip code)

                      (904) 363-0089
   (Registrant's telephone number, including area code)

ITEM 2. 	ACQUISITION OR DISPOSITION OF ASSETS

On July 11, 1997, Transit Group Inc. ("Transit Group"), formerly known as "General Parcel Service, Inc." consummated the acquisition of Carolina Pacific Distributors, Inc. ("Carolina Pacific"), a North Carolina corporation and the business and related assets operated by the owners of Carolina Pacific. Pursuant to the Stock Purchase Agreement executed at closing (the "Agreement"), Transit Group purchased all of the outstanding capital stock of Carolina Pacific and the business and related assets operated and owned by the shareholders of Carolina Pacific for a purchase price of approximately $ 11.3 million. The purchase price was paid with the payment of $3.5 million in cash at closing and the issuance of 1,733,000 shares of common stock of Transit Group to the shareholders of Carolina Pacific.

Based in Jacksonville, Florida, Transit Group is a Florida corporation currently in the parcel delivery business.

Carolina Pacific, which has been in business for more than 20 years, is a privately held truckload carrier based in Highpoint, North Carolina.


ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired

At the present time, it is impractical to provide the required financial statements for Carolina Pacific relative to the Carolina Pacific acquisition as required by Article 11 of Regulation S-X and this Item 7 of Form 8-K. Transit Group will file such pro forma financial information under cover of a Form 8-K/A as soon as practicable, but not later than September 24, 1997 (60 days after this Report is required to be filed).

(b)	Pro Forma Financial Information

At the present time, it is impractical to provide the pro forma financial information relative to the Carolina Pacific acquisition as required by Article 11 of Regulation S-X and this
Item 7 of Form 8-K. Transit Group will file such pro forma financial information under cover of a Form 8-K/A as soon as practicable, but not later than September 24, 1997 (60 days after this Report is required to be filed).

(c)	Exhibits

2.1	Stock Purchase Agreement dated July 11, 1997, by and among
Transit Group, The Robert E. Mazurek and Joann E. Mazurek
Irrevocable Unitrust, Robert E. Mazurek and Joann E. Mazurek and
The Carolina Pacific Distributors, Inc. Employee Stock Ownership
Plan.

99 	Press Release.


SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


TRANSIT GROUP, INC.


Date: July 23, 1997

			/s/  Philip A. Belyew
--------------------------
Philip A. Belyew
President and Chief Executive Officer